Exhibit 99.2

Perma-Fix Reports 28.7% Revenue Growth and Positive Net Income

for the Second Quarter of 2020

Services Segment Revenue Doubles to $14.2 Million

ATLANTA – August 7, 2020 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the second quarter ended June 30, 2020.

Second quarter 2020 financial highlights:

●	Revenue for the second quarter of 2020 increased by 28.7% to $22.0 million versus $17.1 million for the same period last year
●	Services Segment revenue for the second quarter of 2020 increased by 101.8% to $14.2 million versus $7.0 million for the same period last year
●	Treatment Segment revenue for the second quarter of 2020 was $7.8 million versus $10.1 million for the same period last year
●	Gross profit for the second quarter of 2020 was $3.3 million versus $3.3 million for the second quarter of 2019
●	Generated net income attributable to common stockholders of $204,000, or $0.02 per share (both basic and diluted) for the second quarter of 2020, compared to $289,000, or $0.02 per share (both basic and diluted) for the same period last year
●	Achieved Adjusted EBITDA (defined below) of $847,000 compared to $1.0 million for the same period last year (see reconciliation to GAAP below)

Mark Duff, President and CEO of the Company, commented, “I am pleased to report that we doubled our Services Segment revenue versus the same period last year, despite the temporary shutdown of certain projects related to the COVID-19 pandemic. Nevertheless, most, but not all, of the projects within our Services Segment are back to normal operation and our sales pipeline is quite robust. As previously announced on July 20, our team, led by Jacobs, was one of just nine teams selected by the U.S. Department of Energy (DOE) Office of Environmental Management (EM) that are now eligible to compete for up to $3 billion in task orders, under a 10-year, multiple-award Indefinite Delivery/Indefinite Quantity (IDIQ) contract to provide nationwide Deactivation, Decommissioning and Removal (DD&R) of facilities, waste management and program support. Within our Treatment Segment, we experienced delays in waste shipments as certain customers were restricted or in full shelter in place mode for much of the quarter, due to the pandemic. Most of these customers have reopened, and as a result, we have seen a modest increase in receipts through July, with the potential, subject to the impact due to COVID-19, for further improvement during the third quarter.”

COVID-19

The Company continues to make adjustments and implement precautions necessary to limit the impact of the COVID-19 pandemic on its ongoing operations. Most projects within the Services Segment that were previously shutdown have recommenced in the latter part of the second quarter of 2020. The Company’s Treatment Segment continues to see delays in waste shipments from certain customers due to the planning time that is required to restart waste shipments as they return to work on-site. As the situations surrounding COVID-19 remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty.

Financial Results

Revenue for the second quarter of 2020 was approximately $22.0 million versus approximately $17.1 million for the same period last year. The increase was entirely within the Services Segment where revenue increased to $14.2 million for the three months ended June 30, 2020 from $7.0 million for the corresponding period of 2019 resulting from increased projects. The Services Segment experienced this increase in revenue despite shutdowns in certain projects that occurred in the latter part of the first quarter of 2020 due to the impact of COVID-19. Most of these projects did not recommence until the latter part of the second quarter of 2020. Revenue for the Treatment Segment was $7.8 million for the second quarter of 2020, as compared to $10.1 million for the same period in 2019. The decrease was primarily due to lower waste volume due to delays in waste shipments from certain customers resulting from the impact of COVID-19.

Gross profit for the second quarter of 2020 was $3.3 million versus $3.3 million for the second quarter of 2019. Gross profit for the second quarter of 2019 included additional closure costs recorded in the amount of approximately $165,000 as the Company finalized costs in connection with the closure of its East Tennessee Materials and Energy Corporation (M&EC) facility.

Operating income for the second quarter of 2020 was $405,000 versus operating income of $344,000 for the second quarter of 2019. Operating income for the second quarter of 2019 included the closure costs of $165,000 as discussed above. Net income attributable to common stockholders for the second quarter of 2020 (both basic and diluted) was $204,000 or $0.02 per share versus $289,000 or $0.02 per share (both basic and diluted) for the second quarter of 2019.

The Company reported Adjusted EBITDA of $847,000 from continuing operations for the quarter ended June 30, 2020, as compared to Adjusted EBITDA of $1.0 million from continuing operations for the same period of 2019. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and closure costs accrued for M&EC subsidiary. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and six months ended June 30, 2020 and 2019.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2020	2019	2020	2019
Income (loss) from continuing operations	$260	$373	$1,568	$(177)

Adjustments:
Depreciation & amortization	364	317	711	641
Interest income	(28)	(107)	(84)	(188)
Interest expense	99	107	219	194
Interest expense - financing fees	60	60	129	70
Income tax (benefit) expense	(9)	6	5	45
Loss on extinguishment of debt	27	—	27	—

EBITDA	773	756	2,575	585

Research and development costs related to Medical Isotope project	74	80	140	154
Closure costs accrued for M&EC subsidiary	—	165	—	330

Adjusted EBITDA	$847	$1,001	$2,715	$1,069

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Six Months Ended
	June 30, 2020			June 30, 2020
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,840	$14,207	$—	$17,403	$29,504	$—
Gross profit	1,695	1,615	—	4,440	3,510	—
Segment profit (loss)	759	1,031	(74)	2,292	2,349	(140)

	Three Months Ended			Six Months Ended
	June 30, 2019			June 30, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,094	$7,041	$—	$19,999	$8,844	$—
Gross profit	2,627	644	—	5,584	188	—
Segment profit (loss)	1,605	137	(80)	3,442	(875)	(154)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Friday, August 7, 2020. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. Eastern Time on August 14, 2020, and can be accessed by calling: 877-481-4010 for U.S. callers, or +1 919-882-2331 for international callers and entering conference ID: 36496.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear and waste management services company, and leading provider of nuclear and mixed waste management services. Its nuclear waste services include managing and treating radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE and Defense (“DOD”), and the commercial sector. The nuclear services group delivers project management and waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to clients. Perma-Fix operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: further improvement in waste shipment receipts and potential improvement during third quarter. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; failure of Congress to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2019 Form 10-K and Form 10-Q for quarters ended March 31, 2020 and June 30, 2020. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2020	2019	2020	2019

Net revenues	$22,047	$17,135	$46,907	$28,843
Cost of goods sold	18,737	13,864	38,957	23,071
Gross profit	3,310	3,271	7,950	5,772

Selling, general and administrative expenses	2,700	2,705	5,627	5,603
Research and development	209	223	441	450
(Gain) loss on disposal of property and equipment	(4)	(1)	27	(1)
Income (loss) from operations	405	344	1,855	(280)

Other income (expense):
Interest income	28	107	84	188
Interest expense	(99)	(107)	(219)	(194)
Interest expense-financing fees	(60)	(60)	(129)	(70)
Other	4	95	9	224
Loss on extinguishment of debt	(27)	—	(27)	—
Income (loss) from continuing operations before taxes	251	379	1,573	(132)
Income tax (benefit) expense	(9)	6	5	45
Income (loss) from continuing operations, net of taxes	260	373	1,568	(177)

Loss from discontinued operations (net of taxes of $0)	(85)	(115)	(199)	(267)
Net income (loss)	175	258	1,369	(444)

Net loss attributable to non-controlling interest	(29)	(31)	(55)	(61)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$204	$289	$1,424	$(383)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.02	$.03	$.13	$(.01)
Discontinued operations	—	(.01)	(.01)	(.02)
Net income (loss) per common share	$.02	$.02	$.12	$(.03)

Number of common shares used in computing
net income (loss) per share:
Basic	12,135	12,054	12,129	12,008
Diluted	12,286	12,122	12,320	12,008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$5,630	$390
Account receivable, net of allowance for doubtful accounts of $426 and $487, respectively	10,806	13,178
Unbilled receivables	11,069	7,984
Other current assets	3,309	3,470
Assets of discontinued operations included in current assets	124	104
Total current assets	30,938	25,126

Net property and equipment	17,442	16,576
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,419	2,545

Intangibles and other assets	21,992	22,151
Other assets related to discontinued operations	—	36
Total assets	$72,872	$66,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$24,696	$24,106
Current liabilities related to discontinued operations	928	994
Total current liabilities	25,624	25,100

Long-term liabilities	16,244	11,935
Long-term liabilities related to discontinued operations	248	244
Total liabilities	42,116	37,279
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,142,771 and 12,123,520 shares issued, respectively; 12,135,129 and 12,115,878 shares outstanding, respectively	12	12
Additional paid-in capital	108,659	108,457
Accumulated deficit	(75,891)	(77,315)
Accumulated other comprehensive loss	(262)	(211)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	32,430	30,855
Non-controlling interest in subsidiary	(1,674)	(1,619)
Total stockholders’ equity	30,756	29,236

Total liabilities and stockholders’ equity	$72,872	$66,515